Exhibit 10.2

CONSULTING AGREEMENT

EFFECTIVE DATE: August 31, 2019

PARTIES: Cardiovascular Systems, Inc. (“CSI”)
1225 Old Highway 8 NW
St. Paul, MN 55112

Laura Gillund (“Consultant”)
[Address Redacted]

RECITAL:

CSI and Consultant desire to enter into an arrangement by which Consultant will provide consulting services to CSI pursuant to the terms and conditions contained in this Agreement.

AGREEMENT:

In consideration of the mutual benefits contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. The term of this Agreement will be effective as of the effective date set forth above and will end on August 30, 2020, unless earlier terminated as provided in paragraph 8 herein (such period, the “Consulting Period”). This Agreement may be renewed as mutually agreed upon in writing between the parties.

2. Services. During the Consulting Period, Consultant will provide her expertise and knowledge to CSI from time to time and at such locations as mutually agreed upon by Consultant and CSI from time to time (the “Services”), provided, however, that in no event shall such services be greater than 16 hours per month (which is less than twenty percent (20%) of the level of services performed by Consultant over the 36-month period ending on August 30, 2019). Consultant will have primary control over the means and manner of performing the Services under this Agreement but will perform the Services in a quality and efficient manner in accordance with the reasonable requirements of CSI. Consultant understands that CSI will not provide Consultant any training for Consultant’s performance of the Services under this Agreement. CSI understands that Consultant may provide services to other entities during the Consulting Period provided Consultant complies with this Agreement and Sections 9-13 of her Employment Agreement with CSI dated September 24, 2013 (the “Prior Employment Agreement”). Consultant will provide all materials, equipment and supplies necessary to perform the Services.

3. Payment. Payment to Consultant for the Services will be $3,333 per calendar month, prorated for any partial month during the Consulting Period, paid to Consultant on or about the last day of each month. Consultant will invoice CSI monthly for any pre-approved expenses incurred. Invoices will be paid within 30 days of receipt.

4. Ownership. Consultant hereby acknowledges that all information, enhancements, alterations, modifications, improvements, discoveries, ideas, processes, designs, trade secrets or other useful technical information or know how relating to CSI’s products, devices, processes or procedures, or otherwise prepared for the benefit of CSI or its customers (the “Works”) developed or suggested by Consultant will be “works made for hire” (as defined in 17 U.S.C. §101 (1976), as amended) for CSI, and as such will be the exclusive property of CSI. If any Work is held not to be “work made for hire,” Consultant hereby assigns to CSI all of her right, title and interest in such Work. Consultant hereby assigns to CSI all of her right, title and interest in the Works. Consultant will give all assistance that CSI reasonably requires to perfect, protect and use CSI’s rights to the Works. In particular, Consultant will sign all documents, do all things and supply all information that CSI may reasonably deem necessary or desirable to enable CSI to obtain patent, copyright or trademark protection for the Works anywhere in the world. Consultant warrants that she has the right to use any copyrightable materials used by Consultant under this Agreement or otherwise in connection with the Services and that no rights of others are infringed by her work hereunder.

5. Consultant’s Inventions. All information disclosed by Consultant to CSI during the Consulting Period will be presumed to be developed and disclosed pursuant to the terms of this Agreement and will belong to CSI as provided in paragraph 4 above. If Consultant has developed an idea or invention that she considers to be Consultant’s property but that she wants to disclose to CSI for consideration for development, Consultant must clearly identify such information as being owned by her prior to disclosure to CSI and a separate CSI disclosure document will be executed by CSI prior to disclosure of such ideas and/or invention by Consultant.

6. Confidential Information.

a. For purposes of this Agreement, “Confidential Information” means any information or computation of information not generally known that is proprietary to CSI and includes, without limitation, all trade secrets, inventions and information contained in or relating to CSI’s product designs, tolerances, manufacturing methods, processes, techniques, composition of products, plant default, tooling, marketing plans or proposals, customer information, sales information, financial information, clinical information, and all Works.

b. Nondisclosure. During the Consulting Period and thereafter, Consultant will hold the Confidential Information in strictest of confidence and will not, without the prior written authorization of CSI, divulge, disclose, transfer, convey, communicate or make accessible to any person or use in any way the Confidential Information for Consultant’s own or another’s benefit or permit the same to be used in competition with CSI. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Consultant’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Furthermore, Consultant is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to her attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

c. Insider Trading Restrictions. Consultant acknowledges that she is aware, and that she has been advised, that United States securities laws prohibit any person having material, non-public information about a company from purchasing or selling securities of that company.

7. Independent Contractor. Consultant is and will remain an independent contractor and is not and will not be deemed to be an employee of CSI. CSI will not treat Consultant as an employee for federal, state, or local tax purposes or for any other purpose. CSI will not withhold or pay payroll or employment taxes of any kind with respect to any amounts that Consultant is paid under this Agreement, including, but not limited to, FICA, FUTA, federal and state personal income tax, state disability insurance tax, and state unemployment insurance benefits tax. Consultant is personally responsible for making all filings with and payments to the Internal Revenue Service and state and local taxing authorities as are appropriate to Consultant’s status as an independent contractor and Consultant’s employees or other business operations. CSI has not obtained and will not obtain workers’ compensation insurance for Consultant. Consultant will comply with the workers’ compensation laws with respect to Consultant, if applicable. Consultant understands that she is not entitled to unemployment benefits or any other benefits normally afforded to an employee of CSI due to her status as an independent contractor. Consultant will have no authority or right under any circumstance whatsoever to incur any indebtedness in the name of CSI, or otherwise to bind or purport to bind CSI in any manner or thing whatsoever. Consultant will comply with all federal, state, and local laws, and rules and regulations that now apply or may in the future apply to Consultant. Neither this Agreement nor the relationship between the parties constitutes a partnership, franchise or joint venture. Consultant will be solely and entirely responsible for Consultant’s acts in performing Services under this Agreement.

8. Termination. This Agreement may be terminated prior to August 30, 2020 pursuant to any of the following provisions:

a. By either party, effective immediately upon delivery of written notice to the other party, if the other party breaches any of its obligations under this Agreement; provided, that, if such breach is curable, such notice will not be effective until the breaching party fails to correct such breach or default within a period of 30 days after delivery of such written notice;

b. By either party, effective immediately upon delivery of written notice to the other party, if the other party (i) ceases to conduct business, (ii) files a voluntary petition for bankruptcy, (iii) applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee who is not discharged within 30 days of such appointment, (iv) becomes unable to pay its debts as they become due, or (v) makes a general assignment for the benefit of its creditors; or

c. By CSI, effective immediately upon delivery of written notice to Consultant, in the event of Consultant’s breach of Sections 9-14 of the Prior Employment Agreement or the Separation Agreement and Release, dated August 30, 2019 (the “Separation Agreement”); provided, that, if such breach is curable, such notice will not be effective unless Consultant has failed to correct such breach within a period of 30 days after delivery of a written cure notice from CSI.

d. Immediately and automatically in the event of and upon Consultant’s death.

9. General Provisions.

a. Entire Agreement. This Agreement represents the only agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating hereto. For the avoidance of doubt, the parties acknowledge and agree that this Agreement does not supersede or modify the Separation Agreement or Sections 9-14 of the Prior Employment Agreement.

b. Modification and Waiver. No purported amendment, modification or waiver of any provision of this Agreement will be binding on the parties hereto unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver will be limited to the circumstance or event specifically referenced in the written waiver document and will not be deemed to be a waiver of any other provision of this Agreement or of the same circumstance or event upon any recurrence thereof.

c. Assignment. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their successors and assigns; provided, that the rights and obligations of Consultant under this Agreement may not be assigned, by operation of law or otherwise, without the prior written consent of CSI.

d. Notices. All notices provided for herein must be in writing and will be deemed validly given when received if delivered personally, by fax or when deposited in the U.S. mail for delivery by certified mail.

e. Severability. If any term of this Agreement is deemed unenforceable, void, voidable, or illegal, such unenforceable, void, voidable, or illegal term will be deemed severable from all other terms of this Agreement, and this Agreement, as amended, will otherwise continue in full force and effect.

f. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota.

g. No Conflicts. Consultant represents and warrants that Consultant is not and will not be bound by any non-compete, code of conduct or other agreement from a current or prior employer, individual or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit or impair in any way the performance by Consultant of her obligations hereunder.

The parties have executed this Agreement in a manner appropriate to each to be effective as of the date set forth on the first page hereof.

CARDIOVASCULAR SYSTEMS, INC.

By: /s/ Scott R. Ward
Name: Scott R. Ward Title: Chairman & CEO

CONSULTANT

By: /s/ Laura Gillund
Laura Gillund